Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

Notice To Common Shareholders Of Annual Meeting
To Be Held November 18, 2010

It is our pleasure to invite you to attend our Annual Meeting of Shareholders that will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 18, 2010 at 10:00 a.m. for the purposes of:

(1)	Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2011;
(2)	Electing two directors for three year terms expiring in 2013 (the Board of Directors recommends a vote FOR each nominee);
(3)	Acting on such other business as may properly come before the meeting.
Holders of Common Stock of record at the close of business on October 1, 2010 will be entitled to vote at the meeting. If you plan to attend, please contact us as that will assist us in our planning. You can do this by calling Emily P. Bennett at 1-800-676-1933, extension 116, or by e-mail to ebennett@deltagas.com.

/s/Glenn R. Jennings

Glenn R. Jennings

Chairman of the Board,
President and Chief Executive Officer

Winchester, Kentucky
October 13, 2010

To ensure proper representation at the meeting at a minimum of expense, it will be very helpful if you vote the enclosed proxy promptly.

Proxy Statement

Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

Information Concerning Proxy

This solicitation of proxies is made by us upon the authority of our Board of Directors, and the costs associated with this solicitation will be borne by us.  We intend to use the mail to solicit our shareholders and intend first to send this proxy statement and the accompanying form of proxy to our shareholders on or about October 13, 2010.  We will provide copies of this proxy statement, the accompanying proxy and our fiscal 2010 Annual Report to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials.  This proxy statement is also available on Delta's website at http://www.deltagas.com/proxy.htm.  In addition to using the mail, proxies may be solicited by our directors, officers and regular employees in person or by telephone, e-mail or other online methods.  We will reimburse their expenses for doing this.  Computershare Investor Services, LLC, as part of its duties as our registrar and transfer agent, mails our proxy solicitation materials to our shareholders.  Fees for this service are included in the annual fee we pay to Computershare for its services as registrar and transfer agent.

You may revoke your proxy at any time before it is exercised by giving notice to Mr. John B. Brown, Chief Financial Officer, Treasurer and Secretary of Delta.

Ratification of the Appointment by the Audit Committee of Deloitte & Touche LLP
as the Independent Registered Public Accounting Firm of the Company
for the Fiscal Year Ending June 30, 2011

Delta's stockholders are being asked to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2011.  Deloitte & Touche LLP has served as the Company's independent registered public accounting firm since 2002, and the Audit Committee has reappointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting as of and for the fiscal year ending June 30, 2011.

The Audit Committee is solely responsible for selecting the Company's independent auditors.  Although stockholder ratification of the appointment of Deloitte & Touche LLP is not required by law or the Company's organizational documents, the Board of Directors believes that it is desirable to do so.  If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider whether to engage another independent registered public accounting firm.

Recommendation of the Board of Directors

The Board of Directors recommends voting "FOR" the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2011.

Election of Directors

Our Board of Directors is classified into three classes, with terms expiring in either 2010, 2011 or 2012.  The terms of two directors, Linda K. Breathitt and Lanny D. Greer, are scheduled to end in 2010.  Linda K. Breathitt and Lanny D. Greer are nominated to continue as directors for a three-year term ending in 2013.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Linda K. Breathitt and Lanny D. Greer as directors.  If any nominee should refuse or be unable to serve, the proxy will be voted for such person as our Board of Directors shall designate.  We presently have no knowledge that any of the nominees will refuse or be unable to serve.

The names of directors and nominees and certain information about them are set forth below.  Our board has determined that, except for Mr. Jennings, who is an employee of Delta, all directors are “independent”, as defined in Rule 5605(a)(2) of the listing standards for the NASDAQ OMX Group.

Name, Age, Position	Additional Business
Held With Delta and	Experience During
Period of Service	Last Five Years
As Director	And Other Information (1)

Linda K. Breathitt (2) – 59
Ms. Breathitt currently serves as Federal Representative to the Southern States Energy Board in Norcross, Georgia as appointed by President Obama in September 2009.  Since April 2008, Ms. Breathitt has been self-employed as an energy advisor and consultant based in Lexington, Kentucky.  From August 2003 through March 2008, Ms. Breathitt advised clients on energy policy and regulatory matters as Senior Energy Advisor at the law firm of Thelen Reid Brown Raysman & Steiner LLP in Washington, D.C.

Our Board benefits from Ms. Breathitt’s significant experience as an energy regulator, her knowledge of government and her relationships with community and state leaders.  Ms. Breathitt has ten years of direct experience as an energy regulator at both the state and Federal level, serving as the Chairman of the Kentucky Public Service Commission and as a Commissioner at the Federal Energy Regulatory Commission.  For thirteen years, Ms. Breathitt directed the State of Kentucky Federal Affairs Office in Washington, DC and dealt with major Federal policy matters impacting Kentuckians.  Ms. Breathitt is familiar with our service territory and customers in the Fayette County, Kentucky area.

Director – 2007 to present

Lanny D. Greer (2) – 59
Mr. Greer currently serves as the Chairman of the Board and President of First National Financial Corporation and First National Bank in Manchester, Kentucky.  In those positions, he is responsible for all Board functions and executive actions of both corporations.

Mr. Greer’s knowledge of the banking and finance industries assists us and the Board when considering our capital and liquidity needs and plans.  In addition, Mr. Greer has managed several other corporations in various industries, contributing to the business judgment which he brings to the Board of Directors.  Mr. Greer is familiar with our service territory and customers in the Clay County and Laurel County, Kentucky areas.  The Board also benefits from Mr. Greer’s knowledge of the cultural, political and business climate in Kentucky.

Director – 2000 to present

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Glenn R. Jennings (3) – 61
Mr. Jennings currently serves as our Chairman of the Board, President and Chief Executive Officer.  He also serves the energy industry as a board member and committee member of the American Gas Association and the Southern Gas Association.  He is Chairman of the American Gas Association Small Member Council.

Mr. Jennings has devoted over thirty one years to Delta, twenty five as Chief Executive Officer and five as Chairman of the Board.  Mr. Jennings, a Certified Public Accountant in Kentucky, brings to the Board of Directors his experience as a former internal auditor at Berea College, and as an auditor with Arthur Andersen & Co. specializing in public utility companies.  Mr. Jennings' civic involvement includes serving on community boards, including serving as chairman of the board of a local bank and as a member of the Berea, Kentucky City Council.  He is familiar with Delta’s service territory and customers in the Madison County, Kentucky area.  Mr. Jennings provides the Board experience in all facets of the Company’s operations, risks, business strategy, finances, regulation and political and business climate.

Chairman of the Board, President and Chief Executive Officer – Director – 1984 to present

Michael J. Kistner (4) – 67 Director – 2002 to present
Mr. Kistner is owner and founder of MJK Consulting in Louisville, Kentucky through which he provides financial consulting.  Mr. Kistner has also taught at McKendree University’s Ratcliff Kentucky campus.
A retired audit partner with Arthur Andersen & Co., Mr. Kistner spent 27 years with the firm, specializing in public utilities and related Securities and Exchange Commission filings.  He is a Certified Public Accountant and continues to build on his knowledge of our industry by completing continuing education courses related to public utilities and the SEC.  In addition to the utility specific financial accounting and internal control expertise that Mr. Kistner brings to the Board, he also has three years of experience serving as Chief Financial Officer, Chief Administrative Officer and Co-Chief Executive Officer of a men’s clothing business, providing additional financial and managerial expertise.  Mr. Kistner's qualifications and experience are beneficial in the proper oversight of our financial reporting and financial risk management functions as our designated "Audit Committee financial expert", as defined by Securities and Exchange Commission regulations.

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Lewis N. Melton (3) – 70 Director – 1999 to present
Mr. Melton currently provides general oversight of Tunnel Management, Inc. in Middlesboro, Kentucky and other project oversight and administration of Vaughn & Melton Consulting Engineers, Inc. in Middlesboro, Kentucky.  Tunnel Management, Inc. and Vaughn & Melton Consulting Engineers, Inc. are wholly owned subsidiaries of Vaughn & Melton, Inc., where Mr. Melton serves as a Director.  Mr. Melton is also a Vice President and Director of Ambleside, Ltd and a Partner with Triangle Partners, LLP, both in Middlesboro, Kentucky.

In 1967, Mr. Melton co-founded the firm that grew into Vaughn & Melton, Inc.  As a civil engineer, he served in both a professional and executive capacity while growing the firm to a four state presence.  Mr. Melton brings entrepreneurial and management experience to our Board of Directors.  He also served on a local bank board for several years and is familiar with our service territory and customers in the Bell County and Knox County, Kentucky areas.  The Board also benefits from Mr. Melton’s knowledge of the cultural, political and business climate in Kentucky.

Arthur E. Walker, Jr. (3) – 65
Mr. Walker currently serves as President and principal owner of The Walker Company.  The Walker Company, based in Mt. Sterling, Kentucky, performs general and highway construction.

Mr. Walker's 29 years of management experience give him insight and experience into the operations, challenges and complex issues facing corporations.  He has served on many trade association and community boards and is familiar with Delta’s service territory and customers in the Montgomery County, Menifee County and Bath County, Kentucky areas.  Our Board also benefits from Mr. Walker’s knowledge of the cultural, political and business climate in Kentucky.  Mr. Walker provides a rich historical perspective to the Board of Directors, with his father being one of our initial investors and serving as a director from 1951-1981.

Director – 1981 to present

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Michael R. Whitley (4) – 67 Director – 2000 to present
Mr. Whitley's career spanning nearly 35 years was primarily with KU Energy Corporation and later with LG&E Energy Corporation.  Both companies were investor owned publicly traded holding companies.  The principal subsidiary of KU Energy was an electric utility which provided electric service to more than 470,000 customers in 77 Kentucky counties and 5 counties in southwestern Virginia.  Non-utility business activities were focused on energy related opportunities and were conducted under a separate subsidiary, KU Capital Corporation.  Included in those activities was marketing of natural gas to industrial customers.  During his tenure, Mr. Whitley served in various leadership positions, including Chairman of the Board, President and Chief Executive Officer.  Following the combination of KU Energy Corporation and LG&E Energy Corporation, Mr. Whitley became Vice-Chairman, President and Chief Operating Officer of the merged company that served more than 800,000 electric customers and 284,000 natural gas customers.

Mr. Whitley's other business and civic activities have included service on local bank, hospital and business boards and various utility industry involvements including as a board member of the Lexington, Kentucky Chamber of Commerce as well as the Kentucky Chamber of Commerce.  Mr. Whitley is familiar with our service territory and customers in the Fayette County, Kentucky area.  Mr. Whitley's experience managing a major holding company combined with his other business and professional activities brings to the Board a source of experience and insight with respect to the Company's challenges, opportunities and operations.

(1)	Except for Delta’s subsidiaries, none of the organizations or companies listed in this column is Delta’s parent, subsidiary or affiliate.

(2)	Term expires November 18, 2010.

(3)	Term expires on date of Annual Meeting of Shareholders in 2011.

(4)	Term expires on date of Annual Meeting of Shareholders in 2012.

Board Leadership, Committees and Meetings

Board Leadership Structure

Glenn R Jennings serves as our Chairman of the Board, President and Chief Executive Officer.  Combining the Chairman of the Board, President and Chief Executive Officer positions takes full advantage of the abilities and knowledge of Mr. Jennings and facilitates his efficient and effective execution of his various responsibilities, which include strategic planning, business development and the execution with management of day-to-day operations.  It also reduces the potential for duplication of efforts and provides clear leadership for us.

As described below, we have a committee structure that includes our Audit Committee and our Corporate Governance and Compensation Committee.  Those two committees are composed entirely of independent directors and oversee critical parts of our operations and governance.  See "Audit Committee" and "Corporate Governance and Compensation Committee".  We have a lead independent director whose role is to chair Board meetings in the absence of our Chairman of the Board.  Our lead independent director chairs our regular meetings solely of independent directors.

We believe that combining the responsibilities of the Chairman of the Board, President and Chief Executive Officer in Mr. Jennings, while at the same time utilizing the governance practices described in the immediately preceding paragraph, provide an appropriate balance between efficiency, on the one hand, and effective board monitoring and independent oversight, on the other.

We do not have a risk management committee or similar committee with delegated authority to manage our overall risk.  Instead, we administer our risk oversight function through the full Board.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  Our Audit Committee is comprised of Ms. Breathitt, Mr. Greer and Mr. Kistner (Chairman).  The committee met four times during fiscal 2010.  Our Board of Directors has adopted a written charter for the Audit Committee.  A current copy of the Audit Committee's charter is available on our website at www.deltagas.com.  Under the terms of the Audit Committee charter, the committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors.  The Audit Committee charter also empowers the committee to review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board.  The committee is in compliance with its written charter.

The Audit Committee is composed entirely of directors who are (1) able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement, and (2) “independent” as defined by applicable listing standards of the NASDAQ OMX Group.  Our Board of Directors has determined that Michael J. Kistner is the “Audit Committee financial expert”, as defined by Securities and Exchange Commission regulations.  Mr. Kistner is "independent", as defined by applicable listing standards of the NASDAQ OMX Group.

Corporate Governance and Compensation Committee

We have a standing Corporate Governance and Compensation Committee comprised of Messrs. Melton (Chairman), Walker and Whitley.  The committee met four times during fiscal 2010.  Our Board of Directors has adopted a written charter for the Corporate Governance and Compensation Committee.  A current copy of the Corporate Governance and Compensation Committee's charter is available on our website at www.deltagas.com.  Under the terms of the Corporate Governance and Compensation Committee charter, the committee is empowered to make recommendations to the Board of Directors as to the compensation of directors and executive officers and other personnel matters.  See “Corporate Governance and Compensation Committee Report”.  The Corporate Governance and Compensation Committee's charter has no provision respecting the extent to which the committee may delegate any authority to other persons.

The committee reviews directors’ compensation and recommends changes when appropriate to the full board. The committee engages the services of consultants as needed to assist in evaluating directors’ compensation.  In June, 2009, the committee employed Mercer to study the compensation of directors and executive officers.  Mercer evaluated the competitiveness of our executive compensation and benefits programs and conducted a competitive review of our outside director compensation program.  Mercer also advised the committee on the development and operation of our Incentive Compensation Plan.  The committee considered the results of Mercer's work as it determined changes to compensation during fiscal 2010.

Under the terms of its charter, the Corporate Governance and Compensation Committee is also charged with the responsibility to identify and recommend to the Board of Directors individuals who would make suitable directors.  In identifying and recommending candidates for the Board of Directors, the committee is obliged to give due consideration to the intelligence, integrity, diversity, education and business experience of potential directors and the amount of time such candidates can reasonably be expected to devote to Board responsibilities.  In considering the qualifications of potential nominees for board membership, the committee does not assign specific weights to particular criteria.  Instead, the committee considers the qualifications of our directors as a group, in an effort to provide a composite mix of qualifications that will allow the board to fulfill its responsibilities.  Except as described in this paragraph, the committee does not have a formal policy with respect to board diversity.  The committee’s recommendations are to be consistent with maintaining a high quality, diverse and actively engaged Board of Directors.  The committee is to identify candidates through its own business and personal contacts and through recommendations by board members, officers and employees.  The committee may obtain advice and assistance from other advisors, as needed, to identify board candidates.  No such advisor was employed during 2010.

The committee will consider shareholder recommendations for board membership.  In evaluating such shareholder recommendations, the committee will apply the same criteria as applied to its own candidates, as described in the immediately preceding paragraph.  Such shareholder recommendations must be made in writing and received at our principal executive office not less than 120 calendar days before the date in that year corresponding to the date our proxy statement was released to shareholders in connection with the previous year’s Annual Meeting of Shareholders.
All members of the committee are independent as defined in the listing standards of the NASDAQ OMX Group.

Executive Committee

We have a standing Executive Committee comprised of Messrs. Jennings (Chairman), Kistner, Melton and Whitley.  The committee, which met once during fiscal 2010, is empowered to act for and on behalf of our Board of Directors during the interval between the meetings of the Board of Directors, in the management and direction of our business.

Meetings and Board Compensation

During fiscal 2010, our Board of Directors held four meetings.  All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings. Our stated policy encourages members of the Board of Directors to attend our Annual Meeting of Shareholders.  All of our directors attended our 2009 Annual Meeting of Shareholders.

During fiscal 2010, each director other than Mr. Jennings received monthly compensation of $2,200 and an additional retainer of $700, $600 and $300 per month for service as the Chairman of the Audit Committee, Chairman of the Corporate Governance and Compensation Committee and Lead Director, respectively.  Mr. Jennings is not paid any directors’ fees as Chairman of the Board of Directors, since he is employed as one of our executive officers.

The Company's Incentive Compensation Plan was approved by our shareholders, as recommended by our Board of Directors, on November 19, 2009.  The Plan allows the Corporate Governance and Compensation Committee, if it so chooses, to provide equity-based compensation to the members of our Board of Directors.  No such equity-based compensation was awarded during fiscal 2010.  Common stock awards of 200 shares were made in August, 2010 to each member of our Board of Directors other than Mr. Jennings.

Director Compensation

The following table summarizes the compensation to our directors for the year ended June 30, 2010.

Name	Cash Fees	All Other Compensation	Total

Linda K. Breathitt	$26,400	$–	$26,400
Lanny D. Greer	26,400	–	26,400
Billy Joe Hall (1)	22,000	–	22,000
Glenn R. Jennings	–	–	–
Michael J. Kistner	34,800	–	34,800
Lewis N. Melton	33,600	–	33,600
Arthur E. Walker, Jr.	26,400	–	26,400
Michael R. Whitley	30,000	–	30,000

(1)	Mr. Hall died on April 28, 2010.

Executive Officers
				Date Began In This Position (2)
Name	Age	Date Employed by Delta	Position (1)

John B. Brown	43	4/1/95	Chief Financial Officer, Treasurer and Secretary	5/25/07 (3)

Johnny L. Caudill	61	10/15/72	Vice President – Distribution	11/20/08 (4)

Glenn R. Jennings	61	1/8/79	Chairman of the Board, President and Chief Executive Officer	11/17/05

Brian S. Ramsey	47	8/17/84	Vice President – Transmission and Gas Supply	11/20/08 (5)

(1)
Each executive officer is normally elected to serve a one year term. Each executive officer’s current term is scheduled to end on November 18, 2010, the date of the Board of Directors’ meeting following the 2010 Annual Meeting of Shareholders, except Mr. Jennings has an employment contract in his present capacity through November 30, 2014 (see “Potential Payments Upon Termination Or Change In Control”).

(2)	All current executive officers except Mr. Ramsey have functioned as executive officers for at least five years.

(3)	Mr. Brown previously held the position of Vice President – Controller.

(4)	Mr. Caudill previously held the position of Vice President – Administration and Customer Service.

(5)	Mr. Ramsey was elected an executive officer on November 30, 2008. Mr. Ramsey previously held the position of Manager – Gas Supply.

Audit Committee Report

The Audit Committee is made up entirely of directors who are independent, as defined in the NASDAQ OMX Group listing standards. Consistent with the terms of its charter, the committee meets periodically with our independent auditors and our internal auditor, with and without management present, to discuss the auditors’ findings and other financial and accounting matters.

The firm of Deloitte & Touche LLP served as our independent auditors for the fiscal years ended June 30, 2010 and June 30, 2009.  The committee met with Deloitte & Touche LLP and discussed Deloitte & Touche LLP’s independence and other matters required to be discussed by applicable standards including statement on Auditing Standards No. 61.  Deloitte & Touche LLP has provided the Audit Committee with written assurance of its independence as required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526.

The Audit Committee charter governs the provision of audit and non-audit services by our independent auditors.  The committee considers annually and, if appropriate, approves the provision of audit services, including audit review and attest services, by our independent auditors, and considers, and, if appropriate, pre-approves the provision of certain defined permitted non-audit services within a specified dollar limit. It also considers on a case-by-case basis and, if appropriate, approves specific engagements that do not fit within the definition of the annually pre-approved services or established fee limits.  Any proposed engagement that does not fit within the definition of an annually pre-approved service or is not within the fee limits must be presented to the committee for consideration (a) at its next regular meeting, (b) at a special meeting called to consider the proposed engagement, or (c) pursuant to a unanimous written consent by the committee, in time-sensitive cases.  The committee regularly reviews summary reports detailing all services and related fees and expense being provided to us by our independent auditors.  All of the services provided by Deloitte & Touche LLP are approved by our Audit Committee in accordance with the Audit Committee Charter.  Thus all of the services provided by Deloitte & Touche LLP during 2010 and 2009 were pre-approved by our Audit Committee.

The following table sets forth the aggregate fees billed to us for the fiscal years ended June 30, 2010 and June 30, 2009 by the independent auditors:

	2010	2009

Audit Fees (1)	$233,482	$224,215
Audit-Related Fees (2)	26,494	25,684
Tax Fees (3)	125,833	21,985
All Other Fees (4)	9,530	4,065

Total Fees	$395,339	$275,949

(1)
Includes fees of $200,000 and $190,000 for auditing and reporting on our annual financial statements for the fiscal years ended 2010 and 2009, respectively, prepared for submission to the SEC on Form 10-K, and for reviews of our interim financial information for each of the quarters in the fiscal years ending June 30, 2010 and 2009 prepared for submission to the SEC on Form 10-Q.  Also includes out of pocket expenses billed in fiscal 2010 and 2009 of $20,582 and $19,965, respectively, $12,900 in fiscal 2010 for accounting consultations relating to an S-8 submission to the SEC in connection with our Incentive Compensation Plan and accounting consultations relating to a computer system conversion, and $14,250 in fiscal 2009 for accounting consultations related to a computer system conversion, an SEC comment letter and other matters.

(2)	Includes fees for professional services rendered in fiscal 2010 and 2009, primarily in connection with audits of our employee benefit plans.

(3)	Includes fees for professional services rendered in fiscal 2010 and 2009 in connection with tax return reviews and consultations.

(4)	Includes fees for training and accounting resources in fiscal 2010 and 2009 and consultation relating to financial accounting rate case interrogatories in fiscal 2010.
The committee has considered and evaluated the provision of non-audit services by Deloitte & Touche LLP and has determined that the provision of such services was not incompatible with maintaining Deloitte & Touche LLP’s independence.

The committee has reviewed and discussed with management the results of the audit and the audited financial statements for 2010, and the committee recommended to our Board of Directors that the financial statements for 2010 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.  Representatives of Deloitte & Touche LLP will be present at our 2010 Annual Meeting of Shareholders to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

Michael J. Kistner, Committee Chairman
Linda K. Breathitt
Lanny D. Greer

Corporate Governance and Compensation Committee
Interlocks and Insider Participation

All members of the Corporate Governance and Compensation Committee are non-employee directors and no member other than Mr. Walker has any direct or indirect material interest in or a relationship with us other than stockholdings as discussed herein and as related to their position as director.  Mr. Walker has an indirect material relationship with us by virtue of his ownership interest in certain of our vendors.  This relationship is disclosed in “Certain Relationships and Related Transactions”.  During 2010, none of our executive officers served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer.

Compensation Discussion and Analysis

The Corporate Governance and Compensation Committee of our Board of Directors is comprised of independent directors and operates under a written charter approved by our Board of Directors.

The Corporate Governance and Compensation Committee of our Board of Directors is responsible for developing and making recommendations to our board with respect to Delta’s executive compensation.  See “Committees and Board Meetings”.  All decisions by the committee relating to the compensation of our executive officers, including the Chief Executive Officer, are reviewed and given final approval by our Board of Directors.  During 2010, no decisions of the committee were modified in any material way or rejected by our Board of Directors.

The goal of the committee in establishing the compensation for our executive officers is to provide fair and appropriate levels of compensation that will ensure our ability to attract and retain a competent and energetic management team.  Our compensation program is designed to reward our executive officers for a high level of management that advances the interests of our shareholders and provides dependable and economically priced natural gas service for our customers.

The elements of compensation for our executive officers consist of their base salaries, bonuses, changes in retirement values and other forms of compensation, including perquisites as set forth in the “Summary Compensation Table”.  Our non-contributory, defined benefit retirement plan provides benefits to our employees, including executive officers.  We also contribute to an irrevocable trust that will make payments to Mr. Jennings upon his retirement. See “Retirement Benefits”.

We chose these forms of compensation for our executive officers because we believe that they provide appropriate incentives for the high quality and responsible management that we desire from our executive officers.  We are a comparatively smaller natural gas distribution company relative to most other publicly traded natural gas companies.  We have historically paid cash salaries, and we have paid cash bonuses when financial results warranted, but we have not had long-term incentive compensation or significant equity-based compensation for our executive officers.

Our Incentive Compensation Plan approved by the shareholders on November 19, 2009 as recommended by the Board of Directors, allows the Corporate Governance and Compensation Committee, if it so chooses, to provide equity-based compensation to our executive officers.  The Incentive Compensation Plan provides for the grant of incentive compensation awards to our executive officers in order to promote equity ownership through both short-term and long-term incentives.  The short-term incentives are accomplished through potential payment of stock bonus awards.  The long-term incentive compensation is achieved through potential awards of restricted shares and performance shares.  We believe that the Incentive Compensation Plan helps promote our interests and our shareholders' interests through (a) the attraction and retention of executive officers essential to our success, (b) the motivation of executive officers using both short-term and long-term performance-based related incentives linked to performance goals and the interests of our shareholders and (c) enabling such individuals to share in our growth and success.  No such equity based compensation was awarded during fiscal 2010.

Subsequent to June 30, 2010, we issued common stock bonus awards under the Incentive Compensation Plan to our four executive officers.  The awards, granted August 16, 2010, totaled 3,800 shares of common stock.  In addition, we approved performance shares of our common stock as awards to be awarded to our executive officers based on earnings per share for the fiscal year ending June 30, 2011.  Assuming the performance objectives are met then the performance shares will be paid in restricted stock and vest in 1/3 increments each year beginning on August 31, 2011.  Depending on the extent to which the performance objectives are met, total common shares awarded related to the performance objectives will range up to 16,000 shares.

Salaries for our executive officers, including our Chief Executive Officer, are determined in a manner similar to that for all of our employees.  Our salary compensation system was established with the assistance of compensation consultants.  Salary ranges were developed for all positions in our company through the use of external comparisons with other companies.  The salary range for each position has a minimum and maximum compensation level.  The salary ranges for positions in our company are periodically adjusted with assistance from compensation consultants who provide market information including salary ranges for similar positions in other companies.

Salary increases for all executive officers are determined by our Board of Directors upon recommendation of our Corporate Governance and Compensation Committee.  Each year the committee receives employment market information regarding changes in the salary ranges, and the committee recommends revised salary ranges for our executive officers.  As a part of the committee’s process in determining salaries, our Chief Executive Officer makes recommendations to the committee related to salary adjustments for all executive officers, including himself.

There is no specific, quantified relationship between corporate performance and individual salaries.  In determining salaries for our executive officers, the committee considers each executive officer's performance over the last year.  The committee also considers any employment market information provided by compensation consultants, recommendations from our Chief Executive Officer, as well as the committee’s own experience and understanding of the employment market.

Salaries are a major component in our executive compensation.  As a result, the committee attempts to establish salary levels that will promote the overall compensation philosophy of our company, which is to reward our executive officers for superior management, to provide incentives for high quality and socially responsible management and to maintain our competitive position in the employment market.

We have no formal bonus plan for executive officers or the Chief Executive Officer.  In 2010 and in other recent years, our Board of Directors elected to award bonuses to our executive officers, including our Chief Executive Officer.

The decision to pay bonuses to our executive officers and the amount of any such bonuses are determined by our Board of Directors upon recommendation of our Corporate Governance and Compensation Committee.  As a part of the committee’s process, our Chief Executive Officer makes recommendations on the amount of cash bonuses to be paid to himself and the other executive officers.  The committee employed compensation consultants in June, 2009, to study the compensation of our executive officers and considered this study as it determined the 2010 bonus awards.

There has been no specific, quantified relationship between corporate performance and individual bonuses.  Each year the committee considers the award of bonuses and the amount of bonuses based upon its assessment of our overall performance and the contributions and performances of the individual executive officers.  The committee attempts to award bonuses in a manner that recognizes and rewards superior performance by our executive officers, that provides incentive for high quality management and that establishes competitive levels of compensation for our executive officers.

Based on this process and these criteria, the committee recommended to our Board of Directors that we award bonuses to our executive officers in each of the last five years.  Our board accepted the committee’s recommendation in each case.

As described in the “Summary Compensation Table”, we provide additional forms of compensation, including some perquisites, to our executive officers.  We select those forms of compensation or benefits for our executive officers because they are consistent with our executive and employee compensation philosophy described above.  We believe that these forms of compensation or benefits enhance our competitive position in the labor and management markets and generally are consistent with the types of non-cash compensation and perquisites paid by our competitors.

A summary of the compensation awarded to John B. Brown, Chief Financial Officer, Treasurer and Secretary, Johnny L. Caudill, Vice President – Distribution, Alan L. Heath, Vice President – Operations and Engineering (retired),  Glenn R. Jennings, Chairman of the Board, President and Chief Executive Officer and Brian S. Ramsey, Vice President – Transmission and Gas Supply of the Company, is set forth in the “Summary Compensation Table”.  The components of Mr. Brown’s, Mr. Caudill’s, Mr. Jennings’ and Mr. Ramsey's 2010 compensation are generally consistent with prior years.

Compensation Risks

In our compensation policies and practices for our employees, including our executive and non-executive officers, we have primarily utilized salaries, with bonuses awarded at the discretion of our Board of Directors (typically with advice and recommendations from our Corporate Governance and Compensation Committee).  See Compensation Committee Report and Summary Compensation Table.

Under the terms of our Incentive Compensation Plan, which became effective January 1, 2010, we are authorized to award incentive compensation to our employees, officers and outside directors payable in our common stock, restricted common stock and common stock bonus awards.  The Corporate Governance and Compensation Committee has sole and complete discretion in determining the bases for participation in benefits and the amounts that will be received under the Plan.  No awards were made during fiscal 2010.  Common stock bonus awards have been made in August, 2010 to employees and restricted common stock has been awarded to Delta's officers.  See "Compensation Discussion and Analysis".

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us and that the mix and design of the elements of our executive officers' compensation do not encourage management to assume excessive risks.

Corporate Governance and Compensation
Committee Report

The Corporate Governance and Compensation Committee has reviewed and discussed with management the section entitled “Compensation Discussion and Analysis” in this Proxy Statement.  Based on its review and discussion with management, the Corporate Governance and Compensation Committee has recommended to our Board of Directors  that the section entitled “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended June 30, 2010 and our 2010 Proxy Statement.

Lewis N. Melton, Committee Chairman
Arthur E. Walker, Jr.
Michael R. Whitley

Summary Compensation Table

The following table sets forth information concerning the compensation of our executive officers.

Name and	Fiscal			Change in		All Other
Principal Position	Year	Salary	Bonus	Pension Value (1)		Compensation (2)	Total

John B. Brown	2010	$167,000	$30,000	$33,249		$22,665	$252,914
Chief Financial	2009	160,700	30,000	16,179		24,508	231,387
Officer, Treasurer and Secretary	2008	155,000	45,000	14,964		21,578	236,542

Johnny L. Caudill	2010	180,000	30,000	106,723		24,319	341,042
Vice President –	2009	169,167	30,000	66,100		26,381	291,648
Distribution	2008	155,300	45,000	66,569		22,965	289,834

Alan L. Heath (3)	2009	90,700	—	98,777		35,744	225,221
Vice President –	2008	174,900	70,000	62,747		14,097	321,744
Operations and Engineering

Glenn R. Jennings	2010	340,000	110,000	242,880	(4)	32,779	725,659
Chairman of the Board,	2009	333,000	110,000	124,509	(4)	34,002	601,511
President and Chief Executive Officer	2008	324,000	130,000	139,560	(4)	32,487	626,047

Brian S. Ramsey (5)	2010	132,000	40,000	31,906		17,615	221,521
Vice President –	2009	110,500	40,000	14,554		5,336	170,390
Transmission and Gas Supply

(1)
Represents the actuarial increase from June 30, 2009 to June 30, 2010.  The actuarial increase is the change in the present value of the executive’s retirement benefits under the qualified defined benefit pension plan established by the Company, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company’s financial statements.

(2)	All Other Compensation column includes the following for fiscal 2010:

	Brown	Caudill	Jennings	Ramsey

Premium for personal portion of life insurance (a)	$—	$—	$458	$—
Club dues	—	—	650	—
Vehicle provided (a)	9,373	10,014	9,436	6,578
Tax gross-up on vehicle (a)	5,148	5,500	6,961	3,614
Communications (phone, internet) (b)	1,464	1,605	2,241	2,143
Employee savings plan matching company contributions	6,680	7,200	13,033	5,280
Total	$22,665	$24,319	$32,779	$17,615

(a)	Amounts reported as taxable to individuals during fiscal 2010.
(b)	Reflects total for fiscal 2010, although perquisite value is an indeterminate amount.

(3)
Mr. Heath retired effective December 31, 2008.  The $98,777 increase in pension value disclosed for 2009 does not include $412,742 of payments made to him since his retirement.  In total, Mr. Heath's pension value decreased $313,965 during fiscal 2009.

(4)	Includes change in value of supplemental retirement plan of $91,462, $31,240 and $47,197 for 2010, 2009 and 2008, respectively (see “Retirement Benefits” for a discussion of this retirement benefit).

(5)	Mr. Ramsey was elected an executive officer on November 20, 2008.

Retirement Benefits

We have a trusteed, non-contributory, defined benefit retirement plan.  Also, we have a nonqualified defined contribution supplemental retirement agreement for Mr. Jennings under which we contribute into an irrevocable trust until Mr. Jennings’ retirement.

The following table shows the present value of accumulated plan benefits under these plans as of June 30, 2010 for each individual in the “Summary Compensation Table” receiving compensation during 2010.

Name	Plan Name	Number Of Years Credited Service	Present Value Of Accumulated Benefits (1)	Payments During Last Fiscal Year

John B. Brown	Defined Benefit Retirement Plan	15	$110,813	$—

Johnny L. Caudill	Defined Benefit Retirement Plan	38	690,590	—

Glenn R. Jennings	Defined Benefit Retirement Plan	31	1,015,060	—
	Supplemental Retirement Agreement	—	372,775	—

Brian S. Ramsey	Defined Benefit Retirement Plan	26	112,726	—

(1)	The amounts were computed using the following significant assumptions:

	Mortality – The RP-2000 Mortality Table for annuitants and non-annuitants with projected mortality improvements; specifically as outlined in IRC Regulation 1,430 (h)(3)-1 for 2010 valuations
	Discount Rate – 5.25%
	Assumed Retirement Age – Retirement rates for ages 55-65

The defined benefit retirement plan is available to all employees hired prior to May 9, 2008 as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service on or after November 1, 2002 plus the frozen accrued benefit as of October 31, 2002.  The frozen accrued benefit is based upon a formula of 1.8% of the highest five years average monthly salary for each year of service plus .55% of the highest five years average monthly salary in excess of covered compensation for each year of service, not to exceed 35 years.  The average monthly salary and years of service used in calculating the frozen accrued benefit is determined as of October 31, 2002.  The compensation used to determine the average monthly salary under the plan includes only base salary of employees, excluding overtime or bonus amounts, (see “Salary” in the “Summary Compensation Table”) and is limited to a maximum of $245,000.  The amounts received under the Plan are not subject to any deduction for Social Security benefits received.

In the event of death, disability, normal retirement age or early retirement age, single sums are available at the employee’s option for benefits accrued under the defined benefit retirement plan prior to December 1, 2002.  For all benefits accrued under the defined benefit retirement plan after December 1, 2002, single sum distributions are available up to $5,000.

Normal retirement age is 65 under the defined benefit retirement plan.  Early retirement is available beginning at age 55, with a reduction of benefits calculated at 5% per year for each year less than 65.  Mr. Caudill and Mr. Jennings are currently eligible for early retirement.

In the event of death, our executive officers are entitled to benefits under our defined benefit retirement plan.  The payments would be made as lump sum settlements. See “Termination Table”.

In the event of disability, our executive officers are entitled to disability benefits under our defined benefit retirement plan.  Payments would be made as monthly annuities. See “Termination Table”.

Beginning in 2005, we began contributing $60,000 annually into an irrevocable trust under a nonqualified defined contribution supplemental retirement agreement with Mr. Jennings.  Mr. Jennings has made no contributions to the trust.  The trust experienced $31,462 of net investment gains during fiscal 2010.  The assets of the trust consist of exchange traded mutual funds and are recorded at fair value based on observable market prices from active markets.  Net realized and unrealized gains and losses are included in earnings each period.  No withdrawals have been made from the trust during the fiscal year.  Our contributions and the trust's earnings are reported under Change in Pension Value in the Summary Compensation Table for Mr. Jennings for each year presented.  At retirement, the trustee will make annual payments of $100,000 to Mr. Jennings until the trust is depleted.  The Board of Directors, upon the recommendation of the Corporate Governance and Compensation Committee, established the supplemental retirement agreement with Mr. Jennings to restore benefits that executives lose due to qualified employee benefit plan limitations.  The committee provided the benefit to Mr. Jennings in consideration of services currently rendered by him on behalf of the Company, as well as providing an inducement for Mr. Jennings to provide future valuable services until retirement.  The Committee believes that the supplemental retirement agreement, together with the other elements of Mr. Jennings' compensation achieves the goal to provide fair and appropriate levels of compensation that will ensure our ability to attract and retain a competent and engaged management team.  The supplemental retirement agreement did not impact our other compensation elements for him or other executive officers.

Potential Payments Upon
Termination Or Change In Control

Recognizing that our executives' contributions to our growth and success have been significant, our Board of Directors desires to provide for the continued employment of the executives in order to encourage and reinforce the continued attention and dedication of the executives as members of our management.  In order to formalize our Board's wishes for continued employment of the executives, we have entered into agreements with each of our officers.  All of the agreements provide for payments to the officer in the event that his employment terminates after a change in control.  Our Board believes that we are at risk of losing our executives in the event of a change in control.  The payments, as structured, provide incentive to the officer to continue his employment throughout such a transition period and provide an incentive to the successor company to retain the present executives.  The agreements also all include a non-compete provision which protects us from certain business risks such as threats from competitors, loss of confidentiality or trade secrets and solicitation of customers and employees.  Our Board believes that the importance of the benefits provided by such agreements increases with position and level of responsibility; therefore, in addition to the material terms previously discussed, our agreement with Mr. Jennings also defines our right to terminate the employment relationship with him and provides for payments to be made to him if he is terminated in violation of the terms of the agreement at any time during the employment agreement period.  As previously discussed, the intent of our compensation program is to help us attract and retain the appropriate executive talent.  Our Board believes, in addition to protecting us from certain business risks, the employment agreement helps retain Mr. Jennings by providing a competitive employment arrangement with respect to a change in control or termination without cause.

Our agreement with Mr. Jennings provides for his employment in his present capacity through November 30, 2014.  The agreement automatically extends one additional year on each November 30, unless either we or Mr. Jennings delivers to the other notice that such automatic extension shall not occur.

Under the provisions of his employment agreement, Mr. Jennings will receive payments if we terminate his employment in violation of the terms of the agreement.  Termination by us without cause is a violation of the employment agreement.  Mr. Jennings may also receive payments if he terminates his employment following a change in control.  Mr. Jennings receives no payments under the employment agreement in the event he dies or becomes disabled or if we terminate him for cause.

If we terminate Mr. Jennings’ employment in violation of his agreement, including a termination without cause, we are required to continue to pay Mr. Jennings his salary for the number of years remaining under the agreement, but in no event for less than three years.  In addition, during the same period Mr. Jennings will continue to participate in all employee benefits and programs for which he otherwise would have been eligible and may at his option elect to receive title to the automobile then being provided to him by us.  We also will pay Mr. Jennings an amount equal to any excise taxes he is required to pay as a result of payments made to him under his employment agreement.  See Column I in “Termination Table”.

Mr. Jennings also may terminate his employment following a change in control if he determines in good faith that, due to the change in control, either his continued employment is not in our best interests or he is unable to carry out his duties effectively.  A change in control is defined generally to include:  (i) the acquisition of 20% of our voting stock by any entity, group or person; (ii) a change in the majority of our Board of Directors; or (iii) certain organic changes involving us (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of our assets, or similar transactions) that result in significant shifts in the ownership or control of us.  If Mr. Jennings terminates his employment in good faith following a change in control, as described in the preceding paragraph, we are required to pay him in a lump sum at the time of his termination an amount equal to the total of his salary for the number of years remaining under his employment agreement. If the total number of years left on his employment agreement is less than three, we are required to pay him an amount equal to three years of his salary.

If Mr. Jennings terminates his employment in good faith following a change in control, then for the number of years remaining under his employment agreement, but in no event for less than three years, he will also continue to participate in all employee benefits and programs for which he otherwise would have been eligible.  He also may at his option elect to receive title to the automobile then being provided to him by us.  We will pay Mr. Jennings an amount equal to any excise taxes he is required to pay as a result of payments made to him under the agreement. See Column II in “Termination Table”.

In the event Mr. Jennings is terminated by us in violation of his employment agreement or if he terminates his employment in good faith following a change in control, we agree to pay any losses or damages he suffers as a result of such termination, including legal expenses.  We also agree to pay Mr. Jennings’ legal expenses generated by any actions regarding the validity or enforceability of the employment agreement or liability under the agreement.

Mr. Jennings’ employment agreement contains a non-compete provision.  Under the terms of the non-compete, Mr. Jennings’ right to payments under his employment agreement ceases if he becomes an employee, owner or manager of a retail natural gas distribution business that has operations in any county where we have pipeline facilities.

Our other executive officers, Mr. Brown, Mr. Caudill and Mr. Ramsey, do not have an employment agreement.  Each of these executive officers is appointed for a one year term by our Board of Directors.

We do, however, have an agreement with each of these executive officers, which becomes operative in the event of a change in control.  For the purpose of these change in control agreements, a change in control is defined generally to include:  (i) the acquisition of 20% of our voting stock by any entity, group or person; (ii) a change in the majority of our Board of Directors; or (iii) certain organic changes involving us (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of our assets, or similar transactions) that result in significant shifts in the ownership or control of us.

These change in control agreements with these executive officers provide that, following a change in control, each of the three officers may continue in our employment in their customary positions for a period of three years.  During this time they will receive compensation consisting of (i) a base salary that is not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with our regular compensation practices; and (ii) incentive and bonus awards that are not less than the annualized amounts of any such awards paid to them for the twelve months ending on the date of a change in control.  In addition, their change in control agreements provide for the continuance, at not less than the levels immediately before the change in control, of their employee benefit plans and practices.  See Column II in “Termination Table”.

The change in control agreements also provide that if we terminate Mr. Brown, Mr. Caudill or Mr. Ramsey without cause during the three year period following a change in control, their compensation and benefits and service credits under the employee benefit plans will continue for the remainder of the period, but in no event for less than two years following termination of employment.  If Mr. Brown, Mr. Caudill or Mr. Ramsey terminates his employment under the change in control agreement because he determines in good faith that, due to the change in control, his continued employment is not in our best interests or he is unable to carry out his duties effectively, then that termination is considered a termination by us without cause.  Under the change in control agreement, an officer receives no payments if we terminate him for cause or if he is terminated due to his death or retirement.

If terminated without cause, Mr. Brown, Mr. Caudill and Mr. Ramsey may elect to receive their total base salary due as a lump sum payment and may elect to receive title to the automobile then currently being furnished to them.  We also agree to pay the three officers an amount equal to any excise taxes they are required to pay as a result of payments made to them under the change in control agreement.

In addition, we also agree to pay the legal expenses of the executive officers that may be generated by any actions regarding the validity or enforceability of the change in control agreement or liability under the agreement.

The executive officers’ change in control agreements contain a non-compete provision.  Under the terms of the non-compete, an executive officer’s right to payments under the change in control agreement ceases if the executive officer becomes an employee, owner or manager of a retail natural gas distribution business that has operations in any county where we have pipeline facilities.

In addition, all executive officers have accumulated retirement benefits under our defined benefit retirement plan, which would be available to them if they terminated their employment with us as of June 30, 2010.  Their monthly benefits are available whether their employment is terminated with or without cause either before or after a change in control.  The amounts are not available in the event of death or disability. See Column I in “Termination Table”.

In the event of death, all executive officers are entitled to benefits under our defined benefit retirement plan.  The payments would be made as lump sum settlements.  See Column III in “Termination Table”.

In the event of disability, all executive officers are entitled to benefits under our defined benefit retirement plan.  In addition, all executive officers are entitled to benefits under our insured disability plan that we maintain for our employees.  Disability payments are made monthly. See Column IV in “Termination Table”.

The following “Termination Table” sets forth potential payments payable to the individuals in the “Summary Compensation Table” in the event they terminate their employment under varying circumstances.  The “Termination Table” assumes that the termination occurred as of June 30, 2010.

Termination Table (1)

	Column I		Column II		Column III		Column IV

Name	Termination Payments Before A Change In Control (2)		Termination Payments Following A Change In Control (3)		Payments In The Event Of Death (4)		Payments In The Event Of Disability (5)

John B. Brown	$—	(6)	$926,010	(7)	$716,298		$312	(a)
							9,725	(b)

Johnny L. Caudill	4,969	(6)	1,200,394	(7)	713,794		4,969	(a)
							10,500	(b)

Glenn R. Jennings (8)	7,081	(6)	3,754,583	(9)	1,442,511	(10)	7,081	(a)
	61,785	(11)					20,325	(b)

Brian S. Ramsey	—	(6)	831,831	(7)	543,032		382	(a)
							7,700	(b)

(1)
In addition to the amounts in this Table, in the event of termination for any reason, accrued personal time and vacation benefits would be paid to Mr. Brown ($23,657), Mr. Caudill ($25,892), Mr. Jennings ($53,846) and Mr. Ramsey ($5,607).

(2)	Monthly payments that are to be paid to the executive officer in the event of voluntary termination by the executive officer or involuntary termination by us.

(3)
Included in these amounts are estimated excise tax amounts that would be required to be reimbursed to the executive officers (see “Potential Payments Upon Termination Or Change In Control”). In addition to the amounts reported in this Column II, each executive officer would be entitled to monthly payments under our defined benefit retirement plan, as reflected in Column I and explained in footnote (6) to this Table.

(4)	Amounts payable as lump sum death benefits under the terms of our defined benefit retirement plan. See “Retirement Benefits”.

(5)
The amounts reflect the monthly payments in the event of disability to be made under (i) our defined benefit retirement plan, denoted as (a) in Column IV of this Table, and (ii) our insured disability plan that we maintain for our employees, denoted as (b) in Column IV of this Table.  Payments under our defined benefit retirement plan are assumed to be made monthly as 10-year certain and life annuities. Payments under our insured disability plan are assumed to be made monthly until the executive officer reaches the age of 65.

(6)
Monthly amounts payable under our defined benefit retirement plan. The amounts are payable as a result of any termination of employment, including, for example, the termination of the executive officer’s employment by us for cause.  These monthly payments would begin immediately for Mr. Caudill and Mr. Jennings.  Payments to Mr. Brown would begin when he reaches the age of 65 in the amount of $2,227 per month, or at age 55 in the amount of $1,114 per month.  Payments to Mr. Ramsey would begin when he reaches the age of 65 in the amount of $1,938 per month, or at age 55 in the amount of $969 per month.  Payments assume monthly payments as a 10-year certain and life annuity option.  Under our retirement plan, all four of the executive officers may, at their discretion, select other annuity and lump sum payment options.  See “Retirement Benefits”.  For example, Mr. Brown could receive an immediate lump sum of $27,554 along with an annuity of $1,511 per month beginning at age 65 (or $756 per month beginning at age 55), Mr. Caudill could receive an immediate lump sum of $526,003 along with an immediate annuity of $1,307 per month, Mr. Jennings could receive an immediate lump sum of $751,803 along with an immediate annuity of $1,839 per month, and Mr. Ramsey could receive an immediate lump sum of $53,095 along with an annuity of $868 per month beginning at age 65 (or $434 per month beginning at age 55).

(7)
The amounts reflect estimated lump sum payments under the executive officer’s change in control agreement if the executive officer is terminated following a change in control (i) by us, without cause, or (ii) by the executive officer in good faith.

(8)
In addition to the amounts in this Table, a supplemental retirement trust amount of $372,775 would be due to Mr. Jennings upon his death or disability, or $100,000 per year upon his retirement until the trust balance is extinguished.

(9)
Lump sum payment to Mr. Jennings under his employment agreement if he is terminated following a change in control (i) by us, in violation of his employment agreement, or (ii) by Mr. Jennings in good faith.

(10)
In addition to the amount payable as a lump sum under the terms of our defined benefit retirement plan, the amount reflected in Mr. Jennings’ death benefit includes $200,000 of life insurance proceeds from a split-dollar policy maintained by the company.

(11)
This amount reflects estimated monthly payments and benefits that we must make to Mr. Jennings if, before any change in control, we terminate his employment in violation of his employment agreement.  The monthly payments and benefits continue for the term remaining on his employment agreement, but in no event for less than three years. Estimated payments include perquisites, changes in pension value, salary and bonus amounts based on 2010 amounts.  See “Potential Payments Upon Termination Or Change In Control”.

Security Ownership Of Certain
Beneficial Owners and Management (1)

Name Of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)	Percent Of Stock
Name and address of shareholders owning more than 5% (3) Anita G. Zucker c/o The Inter Tech Group, Inc. 4838 Jenkins Avenue
North Charleston, SC 29405	253,489	7.6%

Name of directors, director nominees andnamed executive officers (4)

Linda K. Breathitt (5)	1,517	*

John B. Brown (6)	1,751	*

Johnny L. Caudill (6)	5,871	*

Lanny D. Greer (5)	2,600	*

Glenn R. Jennings (5)(6)	16,609	*

Michael J. Kistner (5)	2,300	*

Lewis N. Melton (5)	15,873	*

Brian S. Ramsey (6)	676	*

Arthur E. Walker, Jr. (5)	17,549	*

Michael R. Whitley (5)	15,200	*

All directors and officers as a group (10 persons)	79,946	2.4%

*	Less than 1%.

(1)	The only class of stock issued and outstanding is common stock.

(2)
The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(3)	The figures are based on the Schedule 13D filed by Anita G. Zucker on September 9, 2010.

(4)	The figures, which are as of September 9, 2010, are based on information supplied to us by our executive officers and directors.

(5)	Director.

(6)	Executive Officer.

Certain Relationships and Related Transactions

Transactions between us and related persons or parties are approved, similar to all our transactions, by our properly authorized officers or agents or, if required, by our Board of Directors.  We additionally review all such related party transactions pursuant to the following policies and procedures.

Quarterly, we report a summary of all known related party transactions to management and our internal auditor for review.  Each year in anticipation of our Annual Meeting of Shareholders, we request from each of our Officers and Directors information about transactions that they or parties related to them may have had with us.  The information we request is designed to enable us to comply with our obligation to report related party transactions.

Each year our Audit Committee reviews the summary report to management of known related party transactions for the year and the information that is supplied to us by each Officer and Director.  Neither we nor the Audit Committee has written standards for review of this information, although in reviewing the propriety of any reported related party transactions, the Audit Committee considers the provisions of our Business Code of Conduct and Ethics, which our Directors and Officers also commit to observe.  The Audit Committee is authorized under its charter to retain legal counsel as necessary in connection with its fulfilling of its duties and obligations.  Our written Audit Committee Charter states expressly that the Committee’s “oversight responsibilities” includes “reviewing and considering related party transactions”.

The Audit Committee concluded from its review in 2010 that transactions with Directors and Officers were appropriate and on an arms-length basis.  Two of our Directors, Lanny Greer and Arthur Walker, entered into transactions described below.

Mr. Greer owns approximately 15.6% of Elmo Greer & Sons, LLC, and he and his immediate family together own 100% of Elmo Greer & Sons, LLC.  Delta Resources supplied Elmo Greer & Sons, LLC with approximately $655,000 of natural gas during fiscal 2010.  The price charged Elmo Greer & Sons, LLC by Delta Resources contains a gas transportation component, which is based on our regulated tariffs, and also includes a negotiated, market-based component for the natural gas commodity.  We paid Elmo Greer & Sons, LLC approximately $6,000 for materials that we purchased in fiscal 2010 at market prices.  In addition, we sold natural gas at tariff rates to Elmo Greer & Sons, LLC and other companies related to Mr. Greer totaling approximately $42,000 during fiscal 2010.

Mr. Walker owns 100% of The Walker Company which owns a 50% interest in The Rock Group, LLC.  The Rock Group, LLC operates in our service territory and sold approximately $17,000 of rock to us at market prices during fiscal 2010.  Mr. Walker also owns a 10% interest in Dutch Ishmael Chevrolet, Inc. and Dutch Ishmael Ford-Mercury, LLC.  We paid these companies a total of approximately $257,000 for vehicles that we purchased in fiscal 2010 at market competitive prices.  In addition, we sold natural gas at tariff rates to The Walker Company totaling approximately $14,000 during fiscal 2010.

Under the listing standards for the NASDAQ OMX Group, none of the series of transactions with Mr. Greer or Mr. Walker are of the magnitude which would impair their status as independent members of the Board of Directors or the committees on which they serve.

Mr. Greer is a director of Delta and is nominated to continue as a director for a three term ending in 2013.  Mr. Greer is the President, a member of the board of directors, and Chairman of the board of directors of The First National Bank of Manchester (“First National”), in Manchester, Kentucky.  On May 5, 2008, First National entered into an Agreement with the Office of the Comptroller of the Currency (“OCC”).  The Agreement obligated First National to take corrective measures with regard to certain aspects of its operations, which the OCC found to involve unsafe or unsound banking practices.  On March 18, 2009, the OCC terminated the Agreement, based on its findings that the terms of the Agreement were no longer necessary to ensure the safe and sound operation of First National.

Shareholders’ Communications with Board

The Board of Directors provides a process for our shareholders to send communications to our Board of Directors or any member of the board.  The board policy encourages a shareholder to communicate in any manner convenient to the shareholder.  As one such method of communication, the board adopted a policy whereby any shareholder may communicate with the board or any member of the board by a written communication sent to our principal corporate offices.  Our Corporate Secretary will forward such written communication to the Chairman of our Board of Directors or to the particular director, as indicated by the shareholder.

Submission of Shareholders’ Proposals

Our Bylaws do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at our Annual Meeting of Shareholders.

Any proposal by a shareholder to be submitted for possible inclusion in our proxy soliciting materials for our 2011 Annual Meeting of Shareholders must be received by us no later than June 15, 2011.

Voting

General

As of the close of business on October 1, 2010, the record date fixed for determination of voting rights, we had outstanding 3,349,873 shares of common stock, each share having one vote.

Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting unless a new record date is set.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., “broker non-vote”), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a “no” vote on a proposition.  Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance.  An abstention is not the equivalent of a “no” vote on a proposition.

Election of Directors

Our directors are elected by a plurality of votes cast at a meeting at which a quorum is present. Under plurality voting, the nominees with the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election.

Discretionary Voting Authority

We are not aware of any other matters to be presented at the Annual Meeting of Shareholders to be held on November 18, 2010.  However, if any other matters come before the meeting, it is intended that the holders of proxies solicited hereby will vote such shares in their discretion to the full extent permitted by Rule 14a-4 of the SEC's proxy rules.

Rule 14a-4 of the SEC’s proxy rules allows us to use discretionary authority to vote on a matter coming before our Annual Meeting of Shareholders and not included in our proxy statement.  This discretionary voting authority is limited to matters about which we do not have notice at least 45 days before the date in that year corresponding to the date on which our prior year’s proxy materials were first mailed to shareholders in connection with the prior year’s Annual Meeting of Shareholders.  Accordingly, for our 2011 Annual Meeting of Shareholders, any such notice must be submitted to our Corporate Secretary on or before August 29, 2011.

In addition we may also use discretionary voting authority if we received timely notice of such matters as described in the preceding sentence and if, in the proxy statement, we describe the nature of such matter and how we intend to exercise our discretion to vote on the matter.

This requirement is separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement, as described above in the section entitled “Submission of Shareholders’ Proposals”.

Financial Statements

Our 2010 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to our common shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, persons who own greater than 10 percent of the Company’s equity securities, our directors and executive officers are required to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and to furnish us with copies of all such reports they file.

Based solely on our review of copies of such reports received or written representations from certain reporting persons, we believe that during fiscal 2010 all filing requirements applicable to directors and officers, and 10 percent shareholders, were satisfied.

Other Matters

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the 2010 Annual Meeting of Shareholders.

Any stockholder may obtain without charge a copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 2010, by submitting a request in writing to:  John B. Brown, Chief Financial Officer, Treasurer and Secretary, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY  40391.  Our 2010 Form 10-K and our 2010 Notice and Proxy Statement may also be viewed on our website at www.deltagas.com.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

/s/John B. Brown

John B. Brown

Chief Financial Officer, Treasurer
and Secretary

October 13, 2010